As filed with the Securities and Exchange Commission on September 22, 2020

No. 333-230962

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Majesco

(Exact name of registrant as specified in its charter)

California	77-0309142
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification Number)

412 Mount Kemble Ave, Suite 110C

Morristown, NJ 07960

(973) 461-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Elster

Chief Executive Officer

412 Mount Kemble Ave, Suite 110C

Morristown, NJ 07960

(973) 461-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No.1 to Registration Statement on Form S-3 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-230962) of Majesco, a California corporation (“Majesco”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 19, 2019 (the “Registration Statement”), registering 5,044,875 shares of common stock of Majesco, par value $0.002 per share (“Common Stock”).

On September 21, 2020, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated August 8, 2020 (the “Merger Agreement”), by and among Majesco, Magic Intermediate, LLC, a Delaware limited liability company that is an affiliate of Thoma Bravo, L.P. (“Parent”), and Magic Merger Sub, Inc., a Delaware limited liability company and a direct and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Majesco, with Majesco surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated in the Merger Agreement, Majesco has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by Majesco in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, Majesco, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morristown, State of New Jersey on this day of September 22, 2020.*

MAJESCO

By:	/s/ Adam Elster
	Name:	Adam Elster
	Title:	Chief Executive Officer

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.

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